UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CARPENTER TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	23-0458500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 14662
Reading, PA 19162
 (Address of principal executive offices, including zip code)

Savings Plan of Amega West Services, LLC
(Full title of the Plan)

James D. Dee, Vice President, General Counsel & Secretary
Carpenter Technology Corporation
P.O. Box 14662
Reading, PA 19162

Steve Schaffer
Bryan Cave LLP
1201 West Peachtree Street, NW
Atlanta, GA 30309
Phone: (202) 508-6046

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $5.00 par value per share	100,000 shares (1)	$44.95 (2)	$4,495,000.00 (2)	$521.87

(1)
This Registration Statement covers 100,000 shares of common stock, par value $5.00 per share (the “Common Stock”) of Carpenter Technology Corporation, a Delaware corporation, under the Savings Plan of Amega West Services, LLC (the “Plan”).  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of shares of Common Stock that may be offered or issued under the Plan as a result of future stock splits, stock dividends or similar transactions.

(2)
Pursuant to Securities Act Rule 457(c) and (h), the maximum offering price, per share and in the aggregate, was calculated upon the basis of the average of the high and low prices of the Common Stock on April 25, 2011, as reported on the New York Stock Exchange.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Carpenter Technology Corporation (the “Registrant”) relating to 100,000 shares of common stock, par value $5.00 per share of the Registrant (“Common Stock”), issuable under the Savings Plan of Amega West Services, LLC, a wholly-owned subsidiary of the Registrant (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and the Note to the instructions to Part I of Form S-8.

Item 2.     Registrant Information and Employee Plan Annual Information.

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Note to the instructions to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2010;

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2010, and December 31, 2010;

3.
The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on July 2, 2010, July 22, 2010, August 4, 2010, August 23, 2010, September 3, 2010 (two Forms 8-K), October 13, 2010, October 19, 2010, January 4, 2011 and April 21, 2011; and

4.	The description of the Registrant’s Common Stock as contained in the Registration Statement on Form 8-A, as the same has been and may be amended.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.     Description of Securities.

All Securities to be offered are registered under Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Article 7(a) of the Registrant’s Restated Certificate of Incorporation provides for the elimination of liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”). Section 102(b)(7) allows a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

Article 7(b) of the Registrant’s Restated Certificate of Incorporation and Article 6.4 of the Registrant’s Bylaws provide for indemnification of directors, officers, employees and agents to the fullest extent permitted by Section 145 of the DGCL. Section 145 provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation, and had no reasonable cause to believe his/her conduct was unlawful.

Section 145 of the DGCL further provides that a corporation may indemnify officers and directors in actions by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify that person against expenses actually and reasonably incurred. Under the Registrant’s Bylaws, for indemnification purposes, an employee or agent shall be deemed to have acted in good faith only if his or her actions were within the scope of employment as defined by an agreement with the Registrant or the rules and regulations established by the Registrant or an authorized officer thereof.

The Registrant is a party to indemnity agreements with its directors and certain of its officers, which provide indemnification under certain circumstances for acts and omissions.  The Registrant also maintains a directors’ and officers’ liability insurance policy insuring its directors and officers.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
5	Opinion of Bryan Cave LLP.
10.1	Savings Plan of Amega West Services, LLC
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Bryan Cave LLP (included in Exhibit 5).
24	Power of Attorney (set forth on signature page hereto).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reading, State of Pennsylvania, on April 28, 2011.

CARPENTER TECHNOLOGY CORPORATION

By:	/s/ James D. Dee
James D. Dee
Vice President, General Counsel & Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William A. Wulfsohn and K. Douglas Ralph, and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William A. Wulfsohn
William A. Wulfsohn	President, Chief Executive Officer and Director	April 28, 2011
(Principal Executive Officer)

/s/ K. Douglas Ralph
K. Douglas Ralph	Senior Vice President – Finance and	April 28, 2011
Chief Financial Officer
(Principal Financial Officer)

/s/ Thomas F. Cramsey
Thomas F. Cramsey	Vice President and Chief Accounting Officer	April 28, 2011
(Principal Accounting Officer)
/s/ Gregory A. Pratt
Gregory A. Pratt	Chairman and Director	April 28, 2011

/s/ Carl G. Anderson, Jr.
Carl G. Anderson, Jr.	Director	April 28, 2011

/s/ Robert R. McMaster
Robert R. McMaster	Director	April 28, 2011

/s/ I. Martin Inglis
I. Martin Inglis	Director	April 28, 2011

/s/ Peter N. Stephans
Peter N. Stephans	Director	April 28, 2011

[Signatures continue on following page]

[Signatures continued from previous page]

/s/ Kathryn C. Turner
Kathryn C. Turner	Director	April 28, 2011

/s/ Jeffrey Wadsworth
Jeffrey Wadsworth	Director	April 28, 2011

/s/ Stephen M. Ward, Jr.
Stephen M. Ward, Jr.	Director	April 28, 2011

/s/ Dr. Phillip M. Anderson
Dr. Phillip M. Anderson	Director	April 28, 2011